Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS 2017 FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS
NEW YORK, March 1, 2018 - Sotheby’s (NYSE: BID) today reported its financial results for the fourth quarter and twelve months ended December 31, 2017.
For the twelve months ended December 31, 2017, Sotheby’s reported net income of $118.8 million, or $2.20 per diluted share. These results represent improvements of 60% from $74.1 million and 73% from $1.27 in the prior year. Excluding certain charges in both periods, Adjusted Net Income* improved 22% from $99.6 million to $121.7 million and Adjusted Diluted Earnings Per Share* improved 32% from $1.71 to $2.25 per diluted share.
“We had a very good year in 2017, and we are planning to have an even better one in 2018,” commented Tad Smith, Sotheby’s CEO.
Highlights

•	Consolidated Sales increased 12% to $5.5 billion and Aggregate Auction Sales rose 8% to $4.6 billion in 2017 versus the prior year.

•	Aggregate Auction Sales of Contemporary Art and Impressionist and Modern Art improved 29% and 33%, respectively, from 2016 to 2017.

•	Asian clients contributed $1.6 billion of 2017 Aggregate Auction Sales.

•	Private sales grew 28% in 2017 to $744.6 million, a four-year high.

•	23% of all lots sold in 2017 were purchased by online buyers, for a total of $180 million, a 16% increase compared to the prior year.

•	Total revenues in 2017 increased 23% to $989.4 million, in large part due to a strengthening art market and increased efforts to reduce our legacy inventory balance.

Exhibit 99.1

•
Fourth quarter 2017 net income of $76.7 million, or $1.43 per diluted share, increases of 17% and 19%, respectively, from the prior period. Excluding certain charges in both periods, Adjusted Net Income* improved 7% to $79.1 million in the fourth quarter of 2017 and Adjusted Diluted Earnings Per Share* improved 9% to $1.47 per diluted share.

•
Net impact of recently enacted tax reform legislation of $1.2 million. 2018 effective tax rate expected to be in the range of 27%, which is still dependent on the mix of our earnings among our global businesses and any discrete items, as well as further guidance to be issued by the tax authorities.

•	Board of Directors approves $100 million increase to share repurchase authorization, resulting in an updated share repurchase authorization of $196 million as of today.

Full Year 2017 v. 2016 Financial Highlights (in thousands of dollars, except per share data)

			Variance
	2017	2016	$ / %	%
Total revenues	$ 989,389	$ 805,377	$184,012	23%
Net income attributable to Sotheby's	$ 118,796	$ 74,112	$ 44,684	60%
Adjusted Net Income (a)	$ 121,699	$ 99,616	$ 22,083	22%
Diluted earnings per share	$2.20	$1.27	$0.93	73%
Adjusted Diluted Earnings Per Share (a)	$2.25	$1.71	$0.54	32%
Statistical Metrics:
Aggregate Auction Sales (b)	$4,567,310	$4,247,873	$319,437	8%
Net Auction Sales (c)	$3,816,792	$3,556,090	$260,702	7%
Private Sales (d)	$ 744,640	$ 583,410	$161,230	28%
Consolidated Sales (e)	$5,490,932	$4,894,146	$596,786	12%

(a) See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.
(b) Represents the total hammer (sale) price of property sold at auction plus buyer’s premium, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(c) Represents the total hammer (sale) price of property sold at auction, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(d) Represents the total purchase price of property sold in private sales that we have brokered, including our commissions.
(e) Represents the sum of Aggregate Auction Sales, Private Sales, and inventory sales.

Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Exhibit 99.1

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on March 1, 2018, to discuss its fourth quarter and full year 2017 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 7895287. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Twitter: www.twitter.com/sothebys
Instagram: www.instagram.com/sothebys
Facebook: www.facebook.com/sothebys
Snapchat ID: sothebys
YouTube: www.youtube.com/SothebysTV
Weibo: www.weibo.com/sothebyshongkong
WeChat ID: sothebyshongkong

Browse sale catalogues, view original content, stream live auctions and more at www.sothebys.com, and through Sotheby’s apps for iPhone, iPad, Android, Apple TV and Amazon Fire

Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues:
Agency commissions and fees	$292,630	$265,719	$741,580	$671,833
Inventory sales	6,167	26,429	178,982	62,863
Finance	13,114	12,073	50,937	52,716
Other	3,649	4,468	17,890	17,965
Total revenues	315,560	308,689	989,389	805,377
Expenses:
Agency direct costs	32,423	27,400	82,142	73,324
Cost of inventory sales	9,091	34,047	181,487	81,782
Cost of finance revenues	3,143	4,758	19,312	17,738
Marketing	7,582	6,175	25,377	19,695
Salaries and related	100,306	93,790	313,895	307,659
General and administrative	48,154	45,416	172,950	161,356
Depreciation and amortization	7,286	5,603	24,053	21,817
Voluntary separation incentive programs (net)	—	104	(162)	(610)
Total expenses	207,985	217,293	819,054	682,761
Operating income	107,575	91,396	170,335	122,616
Interest income	282	328	1,184	1,294
Interest expense	(9,046)	(7,577)	(32,218)	(30,310)
Non-operating (expense) income	(14)	2,080	2,385	3,134
Income before taxes	98,797	86,227	141,686	96,734
Income tax expense	22,567	22,163	25,415	25,957
Equity in earnings of investees	474	1,455	2,508	3,262
Net income	76,704	65,519	118,779	74,039
Less: Net (loss) income attributable to noncontrolling interest	(5)	17	(17)	(73)
Net income attributable to Sotheby's	$76,709	$65,502	$118,796	$74,112
Basic earnings per share - Sotheby's common shareholders	$1.44	$1.22	$2.22	$1.28
Diluted earnings per share - Sotheby's common shareholders	$1.43	$1.20	$2.20	$1.27

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: Adjusted Net Income and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS"). We caution users of our financial statements that amounts presented in accordance with our definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Our definitions of the non-GAAP financial measures presented in this earnings release are as follows:

(i)
Adjusted Net Income is defined as net income attributable to Sotheby's excluding the after-tax impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), charges (credits) related to our voluntary separation incentive programs (net), accelerated depreciation associated with the York Property enhancement program, and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating income). Adjusted Net Income also excludes net income tax expense in 2017 related to the U.S. Tax Cuts and Jobs Act and income tax charges in 2015 associated with the repatriation of pre-2014 foreign earnings.

(ii)
Adjusted Diluted EPS is defined as diluted earnings per share excluding the after-tax per share impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), charges (credits) related to our voluntary separation incentive programs (net), accelerated depreciation associated with the York Property enhancement program, and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating income). Adjusted Diluted EPS also excludes the per share impact of net income tax expense in 2017 related to the U.S. Tax Cuts and Jobs Act and income tax charges in 2015 associated with the repatriation of pre-2014 foreign earnings.

Adjusted Net Income and Adjusted Diluted EPS are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance.
A reconciliation of net income attributable to Sotheby's to Adjusted Net Income is presented in the following table (in thousands of dollars):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to Sotheby's	$76,709	$65,502	$118,796	$74,112
Add: Acquisition earn-out compensation expense, net of tax of $0, ($5,213), $0, and ($13,615)	—	8,187	—	21,385
Add: Contractual severance agreement charges (net), net of tax of $0, $0, $0, and ($2,852)	—	—	—	4,502
Add: Voluntary separation incentive programs charges (credits) (net), net of tax of $0, ($37), $63, and $227	—	67	(99)	(383)
Add: Accelerated depreciation associated with York Property enhancement program, net of tax ($721), $0, ($721), and $0	1,176	—	1,176	—
Add: Charge related to interest rate collar amendment, net of tax of $0, $0, ($398), and $0	—	—	642	—
Add: Net income tax expense related to the U.S. Tax Cuts and Jobs Act	1,184	—	1,184	—
Adjusted Net Income	$79,069	$73,756	$121,699	$99,616
Variance versus prior period - $	$5,313		$22,083
Variance versus prior period - %	7%		22%
The income tax effect of each line item in the reconciliation above of net income attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rate for each item.

Appendix B

A reconciliation of diluted earnings per share to Adjusted Diluted EPS is presented in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Diluted earnings per share	$1.43	$1.20	$2.20	$1.27
Add: Acquisition earn-out compensation expense, per share	—	0.15	—	0.37
Add: Contractual severance agreement charges (net), per share	—	—	—	0.08
Add: Voluntary separation incentive program charges (credits) (net), per share	—	—	—	(0.01)
Add: Accelerated depreciation associated with York Property enhancement program, per share	0.02		0.02
Add: Charge related to interest rate collar amendment, per share	—	—	0.01	—
Add: Net income tax expense related to the U.S. Tax Cuts and Jobs Act, per share	0.02	—	0.02	—
Adjusted Diluted EPS	$1.47	$1.35	$2.25	$1.71
Variance versus prior period - $	$0.12		$0.54
Variance versus prior period - %	9%		32%